EXHIBIT 1
---------



















                             DYNATEC INTERNATIONAL, INC.

                     UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                               March 31, 1996 and 1995

                                   C O N T E N T S

                                                                          PAGE
                                                                          ----
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION..................  3

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS..........................  5

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY ....  7

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS..........................  9

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS..................... 12

UNAUDITED CONSOLIDATED COSTS OF SALES (SCHEDULE 1)....................... 24

UNAUDITED CONSOLIDATED COST OF GOODS MANUFACTURED (SCHEDULE 2)........... 25

UNAUDITED CONSOLIDATED EXPENSES (SCHEDULE 3)............................. 26

The information for the Company's first quarter ended March 31, 1996 is unaudited, but in the opinion of management reflects all adjustments which are necessary for a fair presentation of the results of operations for such period. Results for interim periods should not be considered as indicative of results for a full year.


                         DYNATEC INTERNATIONAL, INC.
           UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                    March 31, 1996 and December 31, 1995

                                                                   AUDITED
                                                                  CALENDAR
                                                   UNAUDITED      YEAR-END
    ASSETS                                          MARCH 31     DECEMBER 31
                                                      1996          1995
                                                  ----------    ------------
CURRENT ASSETS
  Cash                                            $  337,740    $  318,923
Receivables
Trade accounts (net of allowance of
     $8,730 at March 31, 1996 and
     $12,629 at December 31, 1995)                 1,048,538     1,318,792
  Employee advances                                    2,733         3,838
  Accounts Receivable-related parties
    (Note 12)                                         70,660        83,781
  Accounts Receivable- unconsolidated affiliate
    (Note 11)                                        149,352          --
  Inventory (Note 2)                               1,287,462     1,257,180
  Prepaid expenses                                   179,478       213,228
  Unamortized debt issue costs                         6,250         8,594
                                                  ----------    ----------
                 TOTAL CURRENT ASSETS              3,082,213     3,204,336

PROPERTY AND EQUIPMENT (Note 3)                    2,456,008     2,123,671

OTHER ASSETS
  Deposits                                            41,108        29,825
  Deferred tax asset                                  62,713        57,181
  Note receivable-related party (Note 12)            150,000       150,000
  Prepaid Royalties-related party (Note 12)           71,555        71,555
  License, patents and agreements (Note 5)           408,419       433,861
                                                  ----------    ----------
                 TOTAL OTHER ASSETS                  733,795       742,422
                                                  ----------    ----------
                        TOTAL ASSETS              $6,272,016    $6,070,429
                                                  ----------    ----------
                                                  ----------    ----------

The accompanying notes are an integral part of these financial statements.

                                                                      AUDITED
                                                                      CALENDAR
                                                       UNAUDITED      YEAR-END
    LIABILITIES AND EQUITY                              MARCH 31     DECEMBER 31
                                                          1996           1995
                                                       ----------   ------------
CURRENT LIABILITIES
  Short-term notes payable (Note 5)                    $  788,898     $  688,899
  Current portion of long-term debt (Note 6)              816,369        810,628
  Current portion of capital lease obligations (Note 7)    30,466         31,514
  Accounts payable                                        402,980        457,286
  Accrued expenses                                        100,480        138,726
  Accrued advertising                                      98,933        150,000
  Accrued royalties payable                                 6,332         12,077
  Accrued royalties - related parties (Note 12)            24,260            -
  Income taxes - current                                   11,779         29,729
                                                       ----------     ----------
                 TOTAL CURRENT LIABILITIES              2,280,497      2,318,859

LONG-TERM LIABILITIES
   Construction in progress obligations (Note 3)        1,162,441        861,744
   Long-term debt (Note 6)                                  5,107          6,737
   Capital lease obligations (Note 7)                      85,539         89,203
   Deferred income taxes                                   11,245         11,245
   Minority interest in affiliate (Note11)                 50,202            -
                                                       ----------     ----------
                 TOTAL LIABILITIES                      3,595,031      3,287,788

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value (Note 10)
    Authorized  100,000,000 shares
    Issued          943,321 shares at March 31, 1996
                    941,219 shares at December 31, 1995     9,433          9,412
  Additional paid-in capital                            2,705,880      2,699,238
  Retained earnings                                       (38,328)        73,991
                                                       ----------     ----------
                 TOTAL STOCKHOLDERS' EQUITY             2,676,985      2,782,641
                                                       ----------     ----------

  TOTAL LIABILITIES & STOCKHOLDERS' EQUITY             $6,272,016     $6,070,429
                                                       ----------     ----------
                                                       ----------     ----------

                             DYNATEC INTERNATIONAL, INC.
                   UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                          For the Three Month Periods Ended
                               March 31, 1996 and 1995


                                 THREE MONTHS      THREE MONTHS
                                ENDED MARCH 31     ENDED MARCH 31
                                      1996              1995
                                --------------     --------------
REVENUE
  Sales - products               $  2,164,791        $  2,127,018
  Other                                -                    2,793
                                 ------------        ------------
TOTAL REVENUE                       2,164,791           2,129,811
COST OF SALES
  Products (Schedule 1)             1,278,860           1,286,916
  Royalties (Note 13)                  56,893              64,673
                                 ------------        ------------
TOTAL COST OF SALES                 1,335,753           1,351,589

GROSS PROFIT                          829,038             778,222

EXPENSES
  Selling expenses (Sch 3)            472,788             443,253
  General & adm exp (Sch 3)           375,591             387,857
  Bad debts                            16,000               6,000
                                 ------------        ------------
      TOTAL EXPENSES                  864,379             837,110
                                 ------------        ------------
OPERATING INCOME/(LOSS)               (35,341)            (58,888)
                                 ------------        ------------
OTHER INCOME/(EXPENSE)
  Interest Income                       6,684                   -
  Research and Development             (8,754)             (1,768)
  Consulting Income (Note 11)          16,667                   -
  Loss from affiliate (Note 11)       (50,202)                  -
  Interest expense                    (41,070)            (28,869)
                                 ------------        ------------
TOTAL OTHER INCOME/(EXPENSE)          (76,675)            (30,637)
                                 ------------        ------------
Income/(loss) from
Continuing Operations                (112,016)            (89,525)



The accompanying notes are an integral part of these financial statements.

DISCONTINUED OPERATIONS
  Gain (Loss) from discontinued
   operations                                    -                 -
                                      ------------       -----------
Income/(loss) before
  income taxes                            (112,016)          (89,525)
                                      ------------       -----------


INCOME TAX EXPENSE
  Income tax expense
   (Note 8)                                    300                 -
                                      ------------       -----------
      NET INCOME/(LOSS)               $   (112,316)      $   (89,525)
                                      ------------       -----------
                                      ------------       -----------
Earnings/ (loss) per share:
 Continuing Operations                        (.12)             (.10)
 Discontinued Operations                         -                 -
                                      ------------       -----------
NET EARNINGS/
      (loss) PER SHARE                $       (.12)      $      (.10)
                                      ------------       -----------
                                      ------------       -----------

                             DYNATEC INTERNATIONAL, INC.
     UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           For the Three Month Periods Ended March 31, 1996 and 1995



                                   THREE MONTH PERIOD ENDING MARCH 31, 1996
                                   ----------------------------------------
                                                       FREE        TOTAL
                                     RESTRICTED       TRADING      SHARES
                                       SHARES         SHARES       ISSUED
                                     ----------       -------      -------
BALANCE DECEMBER 31, 1995            385,630          555,589      941,219
Shares issued for rights
  & non-compete                        2,102             -           2,102
Restricted shares free
  trading                             (1,100)           1,100         -
Net Income (March 31, 1996)             -                -            -
                                  ----------       ----------   ----------
                                  ----------       ----------   ----------

BALANCE MARCH 31, 1994               386,632          556,689      943,321
                                  ----------       ----------   ----------
                                  ----------       ----------   ----------

                                   THREE MONTH PERIOD ENDING MARCH 31, 1995
                                   ----------------------------------------
                                                       FREE        TOTAL
                                     RESTRICTED       TRADING      SHARES
                                       SHARES         SHARES       ISSUED
                                     ----------       -------      -------

BALANCE DECEMBER 31, 1994            331,481          548,797      880,278

Stock relinquished to
  purchase options                      -              (2,997)      (2,997)
Restricted shares free
  trading                             (2,613)           2,613         -
Shares issued pursuant to
  stock option agreements             10,000             -          10,000
Shares issued for rights
  and non-compete                      2,102             -           2,102
Net Income (March 31, 1995)             -                -            -
                                  ----------       ----------   ----------

BALANCE MARCH 31, 1995            $  340,970       $  548,413   $  889,383
                                  ----------       ----------   ----------
                                  ----------       ----------   ----------


The accompanying notes are an integral part of these financial statements.

                     ADDITIONAL                           TOTAL
     COMMON           PAID-IN          RETAINED        STOCKHOLDERS'
     STOCK            CAPITAL          EARNINGS           EQUITY
  ----------        ------------      -----------      -------------
  $    9,412        $  2,699,238      $    73,991      $   2,782,641

          21               6,642             -                 6,663

        -                   -                -                  -

        -                   -            (112,319)          (112,319)
  ----------        ------------      -----------      -------------
  ----------        ------------      -----------      -------------

  $    9,433        $  2,705,880      $   (38,328)     $   2,676,985
  ----------        ------------      -----------      -------------
  ----------        ------------      -----------      -------------


       8,803           2,667,668           26,078          2,702,549

         (30)             (3,625)            -                (3,655)

        -                   -                -                  -

         100                 (20)            -                    80

          21              15,602             -                15,623

        -                   -             (89,525)           (89,525)
  ----------        ------------      -----------      -------------

  $    8,894        $  2,679,625      $   (63,447)     $   2,625,072
  ----------        ------------      -----------      -------------
  ----------        ------------      -----------      -------------

                           DYNATEC INTERNATIONAL, INC.
                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For The Three Month Periods Ended March 31, 1996 and 1995

                                        MARCH 31           MARCH 31
                                          1996               1995
                                      -----------        -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Cash received from
   customers                          $ 2,777,143        $ 2,423,022
  Cash paid to suppliers
   & employees                         (2,618,699)        (2,348,028)
  Interest paid                           (40,059)           (30,864)
  Income taxes paid                       (18,250)               -
                                      -----------        -----------
NET CASH PROVIDED (USED)
BY OPERATING ACTIVITIES                   100,135             44,130
                                      -----------        -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  License, Patents,
   Rights expenditures                        -             (250,000)
  Received from related parties            13,121             16,994
  Stock issuance for rights
    and non-compete                         6,664             15,623
  Purchase of stock options                   -               (3,575)
  Capital expenditures                    (28,852)          (119,325)
  Minority Interest in affiliate           50,202                -
  Construction in Progress               (373,197)               -
  Advances to affiliate                  (149,352)               -
                                      -----------        -----------
NET CASH PROVIDED (USED)
 BY INVESTING ACTIVITIES                 (481,414)          (340,283)

CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Net borrowings (payments)
   under line of credit
   agreements                             100,000            (65,276)
  Net (payments) borrowings
   under capital lease
   obligations                             (4,712)            (6,195)
  Net (payments) borrowings
   on long-term debt                        4,111            132,662
  Net short-term (payments)
   borrowings
  Net borrowings (payments)
    on construction obligations           300,697                -
                                      -----------        -----------
NET CASH (USED) BY
FINANCING ACTIVITIES                      400,096             61,191

NET INCREASE (DECREASE)
   IN CASH                                 18,817           (234,962)
  CASH AT BEGINNING OF
   PERIOD                                 318,923            378,121

  CASH AT END OF PERIOD               $   337,740        $   143,159
                                      -----------        -----------
                                      -----------        -----------


NON-CASH INVESTING AND
 FINANCING ACTIVITIES:

Capital acquisitions financed by:
  Accounts payable                         28,852            119,325
  Issuance of debt                            -                  -
  Capital lease obligations                   -                  -

                         DYNATEC INTERNATIONAL, INC.
               UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
          For The Three Month Periods Ended March 31, 1996 and 1995

                     RECONCILIATION OF NET INCOME TO NET
                    CASH PROVIDED BY OPERATING ACTIVITIES

                                          MARCH 31       MARCH 31
                                            1996           1995
                                         ---------       --------
Net Income (loss)                        $(112,316)      $(89,525)
Adjustments to reconcile
 net (loss) to net cash
 provided by operating
 activities:
  Depreciation                              69,709         59,705
  Amortization                              25,442         22,556
  Provisions for losses
   on accounts receivable                   (3,899)          (182)
  Change in assets & liabilities:
    Decrease (increase) in
     accounts receivable                   274,153        226,519
Decrease (increase) in
     Employee advances                       1,105            -
Decrease (increase) in
     inventory                             (30,282)       (50,911)
    Decrease (increase) in
     prepaids                               33,750        (52,715)
    Decrease (increase) in
     prepaid royalties                         -           71,713
    Decrease (increase) in
     deposits                              (11,283)           -
    Decrease (increase) in
     debt issue costs                        2,344         (4,375)
    Decrease (increase) in
     prepaids-related                          -          (19,281)
    Decrease (increase) in
     other assests                          (5,534)            43
    Increase (decrease) in
     royalties payable                      (5,745)        (5,063)
    Increase (decrease) in
     royalties payable-
     related                                24,260         15,183
    Increase (decrease) in
     accounts payable                      (54,306)       (66,166)
    Increase (decrease) in
     accrued expenses                      (38,246)       (23,039)
    Increase (decrease) in
     income tax payable                    (17,950)        (3,306)
    Increase (decrease) in
     accrued advertising                   (51,067)       (17,453)
    Increase (decrease) in
     accrued commissions                       -          (19,573)

     TOTAL ADJUSTMENTS                   $ 212,451       $133,655
                                         ---------       --------

NET CASH PROVIDED
    (USED) BY OPERATING
    ACTIVITIES                           $ 100,135       $ 44,130
                                         ---------       --------
                                         ---------       --------


The accompanying notes are an integral part of these financial statements.

                          DYNATEC INTERNATIONAL, INC.
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                            March 31, 1996 and 1995



NOTE  1  - BASIS OF PRESENTATION

           The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month periods ended March 31, 1996 and 1995 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB for the period ended December 31, 1995.

NOTE  2  - INVENTORY

           Inventory as of March 31, 1996 and December 31, 1995 is summarized as follows:

                                                   MARCH 31      DECEMBER 31
                                                     1996           1995
                                                  ----------     -----------
              Raw                                 $  379,950     $  390,490
              Finished                               907,512        866,690
                                                  ----------     ----------
                                                  $1,287,462     $1,257,180
                                                  ----------     ----------
                                                  ----------     ----------
           Valued at lower of cost or market:

                                                   MARCH 31      DECEMBER 31
                                                     1996           1995
                                                  ----------     -----------

              LIFO basis                          $1,287,462     $1,257,180

         Dynatec inventories are stated at the lower of cost or market, cost being determined using the last-in, first-out (LIFO) method.

         The current cost of inventories exceeded the carrying amount by approximately $30,000 at March 31, 1996.

NOTE 3 - PROPERTY AND EQUIPMENT
         Property and equipment as of March 31, 1996 and December 31, 1995 are detailed in the following summary:

                                                           NET BOOK VALUE
                                                     ---------------------------
                                     ACCUMULATED      MARCH 31       DECEMBER 31
                          COST       DEPRECIATION       1996            1995
                       ----------    ------------    ----------      -----------
    Equipment          $2,007,469     $1,390,894     $  616,575      $  653,992
    Leasehold impr.       132,919        122,418         10,501          12,795
    Office equip.         259,676        140,607        119,069         107,984
    Signs                   8,187          8,187            -               -
    Vehicles               68,355         34,873         33,482          37,152
    Capital leases        148,405         62,977         85,428          93,989
    Land                  626,153            -          626,153         624,949
    Construction
       in progress        964,800            -          964,800         592,810
                       ----------     ----------     ----------      ----------
                       $4,215,964     $1,759,956     $2,456,008      $2,123,671
                       ----------     ----------     ----------      ----------
                       ----------     ----------     ----------      ----------

         Depreciation expense is computed principally on the straight line method in amounts sufficient to write off the cost of depreciable assets over their estimated useful lives. Depreciation for the three months ended March 31, 1996 amounted to $69,709 ($59,705 for March 31, 1995).

         Rental expense charged to operations for the three month periods ending March 31, 1996 and 1995 is summarized below:

                                       03-31-96       03-31-95
                                       --------       --------
         Gross rental expense          $ 35,165       $ 33,308


         Construction-in-progress is related to the consturction of an office, warehouse, and distribution facility for the Company. Total cost of the land and building is estimated to be $2,512,320 with completion in June 1996. At March 31, 1996, $964,800 had been expended including capitalized interest.

         During the first quarter of 1996, the Company entered into a construction mortgage loan for $1,815,592 with a variable rate of interest of 1.75% over the lender's index. The loan terms require the Company to pay five consecutive monthly interest payments beginning April 1, 1996, and a principal payment of $615,592 on August 1, 1996 at which time the loan becomes an installment mortgage loan. The mortgage loan requires the Company to make monthly payments of principal and interest of $11,581 beginning September 1, 1996 through August 1, 2016.

         Concurrent with the August 1, 1996 payment of $615,592, the Company expects to receive a Small Business Administration mortgage loan in the amount of $1,000,000. The consummation of the SBA loan is subject to the completion of the building and other normal SBA requirements. Management believes these requirements will be met. Ultimate terms of the loan are not currently determinable but are expected to be approximately 7.5% interest with monthly payments of approximately $8,000 - 9,000 over 20 years.

         Accordingly, final financing of the land and building is expected to be as follows:
                                                                      MONTHLY
                              AMOUNT          RATE      YEARS         PAYMENT
                            ----------        ----      -----        ---------
         Bank               $1,200,000        10.5       20          $  11,891
         SBA                 1,000,000         7.5       20              8,056
         Company equity        342,320          -         -                -

                            $2,452,320
                            ----------
                            ----------

         The loan is secured by real estate in Salt Lake City and Park City, UT and the personal guaranty of the CEO and director, Don Wood.

         Construction-in-progress obligations of $1,162,441 consist of amounts payable on the construction contract with the bank. The entire amount is to be refinanced as part of the Bank and SBA loans described above.

                          DYNATEC INTERNATIONAL, INC.
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            March 31, 1996 and 1995



NOTE 4 - LICENSE, PATENTS AND AGREEMENTS
         These agreements represent amounts paid for the rights to manufacture, produce, sell and market various products. In March 1995, the Company purchased the rights and customer list for the doorstop product line from All R Prodx, Inc. for $100,000. In addition, a five year non-competition agreement was entered into with All R Prodx, Inc. and its shareholder for $150,000. At December 31, 1995, management began discontinuing sales and distribution of Fuji battery products. The majority of said costs are associated with agreements for the telephone accessory lines. Such costs are amortized on the straight-line method in amounts sufficient to write off the costs over their estimated economic lives. Most of these rights are non-exclusive. Amortization for the three months ended March 31, 1996 amounted to $25,442 ($22,556 for 1995).

NOTE 5 - SHORT-TERM NOTES PAYABLE
         Short-term notes payable as of March 31, 1996 and December 31, 1995, are detailed in the following summary:
                                                        MARCH 31    DECEMBER 31
                                                          1996          1995
                                                       ---------    -----------
    Revolving line of credit up to $1,500,000
    with a bank; interest payable monthly at 1.0% over
    prime; secured by receivables, inventory and
    the personal guarantee of Don Wood, CEO and
    director; due November 30, 1996.                   $1,203,339    $1,103,340
    Less construction in progress obligations:           (414,441)     (414,441)
                                                       ----------    ----------
                                                       $  788,898    $  688,899

    Under the terms of the bank lines of credit the Company is required to maintain certain financial covenants and ratios. The bank may withdraw the lines-of-credit upon default by the Company of various provisions in the line-of-credt agreement. At March 31, 1996 the Company had a ratio of current assets to current liabilities of 1.35 to 1 which is not in compliance with the provisions requiring a minimum ratio of 1.5 to 1.

    Pertinent data regarding aggregate short-term borrowings is as follows:

                                                    MARCH 31      DECEMBER 31
                                                      1996            1995
                                                   ----------     -----------
         Maximum outstanding                       $1,203,339     $1,103,340
         Average outstanding                        1,086,672        897,022
         Weighted average interest rate
           for the three month periods                   9.33%         10.15%

NOTE 6 - LONG-TERM DEBT
         Long-term notes payable as of March 31, 1996 and December 31, 1995, are detailed in the following summary:

                                                  MARCH 31        DECEMBER 31
                                                    1996              1995
                                                  --------        -----------
         Note payable to financing company
          due in monthly installments of
          $588 with interest at 8.5%; due
          December 1997.                            11,421           12,915
         Revolving line of credit payable to
          a bank, interest at prime plus 1.0%
          amortized over 60 months.                704,490          692,085
         Note payable to a company due in
          quarterly installments of $15,908
         with interest at 8.0%  due
          December 1996.                            60,575           60,575
         Note payable to a company due in
          a lump sum of $25,000;
         due March 1997 or sooner
          based on product sales; interest at
          8% unsecured.                             25,000           25,000
         Note payable to an individual in
          quarterly installments of stock of the
          Company through December 22, 1996;
          no interest; unsecured.                   19,990           26,790
                                                 ---------        ---------
         Total long-term debt                      821,476          817,365
         Less:  current portion                   (816,369)        (810,628)
                                                 ---------        ---------
         Total long-term debt excluding
          current portion                        $   5,107        $   6,737
                                                 ---------        ---------
                                                 ---------        ---------

                             DYNATEC INTERNATIONAL, INC.
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               March 31, 1996 and 1995



NOTE 6  - LONG-TERM DEBT (CONTINUED)

          Aggregate maturities are as follows:

     THREE MONTHS ENDING MARCH 31, 1997         $ 816,369
                                   1998             5,107
                                   1999             -
                                   2000             -
                                   2001             -
                                  Later             -
                                                ---------
     Total long-term debt                       $ 821,476
                                                ---------
                                                ---------

NOTE 7 -  LEASES
          All non-cancelable leases with an initial term greater than one year have been categorized as capital or operating leases in conformity with the definitions in Financial Accounting Standards Board Statement No. 13, "Accounting for Leases".

          The following analysis represents property under capital lease at March 31, 1996 and December 31, 1995.

                                                 MARCH 31      DECEMBER 31
                                                    1996          1995
                                                 ---------     -----------
             Equipment                           $ 148,405       $ 148,405
             Less:  Accumulated depreciation       (62,977)        (54,416)
                                                 ---------       ---------
             Net property under capital lease    $  85,428       $  93,989
                                                 ---------       ---------
                                                 ---------       ----------

          At March 31, 1996, the Company is liable under the terms of non-cancelable leases for the following minimum lease commitments:

                                                  CAPITAL       OPERATING
                                                  LEASES          LEASES
                                                 ---------       ---------
          Year Ended March 31:
                1997                             $  39,111       $ 128,940
                1998                                58,089            -
                1999                                32,969            -
                2000                                  -               -
                2001                                  -               -
         Later years                                  -               -
                                                 ---------       ---------
         Total minimum lease payments            $ 130,169       $ 128,940
         Less:  Interest                           (14,164)      ---------
                                                 ---------       ---------
         Present value of net minimum
          lease payments                         $ 116,005
         Less:  Current portion                    (30,466)
                                                 ---------
         Capital lease obligations
              payable long-term                  $  85,539
                                                 ---------
                                                 ---------

NOTE 8 -  INCOME TAX EXPENSE
          The provisions for taxes on earnings from continuing operations consisted of the following:

                                                 03-31-96        03-31-95
                                                 --------        --------
          Current
            Federal                              $    -          $    -
            State                                      300            -
                                                 ---------       --------
                                                       300            -
                                                 ---------       --------
                                                 ---------       --------

                             DYNATEC INTERNATIONAL, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               March 31, 1996 and 1995


NOTE 9 -  MAJOR CUSTOMERS
          Sales to major customers for the three months ended March 31, 1996 are summarized as follows:
                                                    PERCENT OF:
                                               ------------------------
                                   SALES       SEGMENT     COMPANY WIDE
          CUSTOMER                DOLLARS      REVENUES    REVENUES
          --------                -------      --------    ------------
          AT&T                   $ 100,410        8%          5%
          United Stationers        129,800       10%          6%
          S.P. Richards            178,180       14%          8%
          National Hardware        105,081       14%          5%
          Gemini Industries        143,800       11%          7%


NOTE 10 - COMMON STOCK
          During the first three months of calendar year 1995 the company issued 10,000 shares of stock pursuant to the Dynatec International, Inc. incentive stock option plans of 1987 and 1989. On February 22, 1995, the company completed the acquisition of all of the doorstop business, and some of the doorstop inventory of All R Prodx, Inc. a Utah corporation. As part of this transaction the company signed an agreement to issue 16,818 shares in eight equal quarterly installments. Pursuant to this agreement, the Company issued 2,102 shares of stock in March 1996.

          The Company known as P.I.E. Nationwide, Inc. filed a Chapter 7 bankruptcy petition prior to June 1992. On June 19, 1992 the trustee of the estate of Olympia Holding Corporation formerly known as P.I.E. Nationwide, Inc. filed suit in the United States Bankruptcy Court Middle District of Florida, Jacksonville Division against the Company. The Plaintiff claims that P.I.E. improperly undercharged the Company for freight and therefore, claims the Company owes P.I.E. approximately $4,500. The trustee has filed several thousand similar claims against various companies. At present the Company is defending itself and expects to prevail.

                             DYNATEC INTERNATIONAL, INC.
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               March 31, 1996 and 1995


NOTE 11 - UNCONSOLIDATED AFFILIATE AND MINORITY INTEREST
          The account receivable from unconsolidated affiliate at March 31, 1996 is calculated as follows:

                                       MARCH 31
                                          1996
                                       ---------

    Cash Advances                      $ 110,000
    Expenses paid on behalf of WiTec      22,685
    Consulting income receivable          16,667
                                       ---------
    Net receivable                     $ 149,352
                                       ---------
                                       ---------

          Minority interest in affiliate is calculated as follows:

                                       MARCH 31
                                          1996
                                       ---------
    Total:
      Sales                            $  33,075
      Direct Expenses                     29,848
                                       ---------
      Gross Profit                     $   3,227
      Selling Expenses                    39,336
      General and Administrative          68,478
                                       ---------
          Net Income (Loss)            $(104,587)

    Dynatec Share:
          Net Income (Loss)            $ (50,202)

      Current Assets                   $ 237,370
      Property and Equipment (Net)        43,019
      Other Assets                         5,794
                                       ---------
      Total Assets                     $ 286,183

      Current Liabilities              $ 290,770
      Paid in Capital - others           100,000
      Interest of others                 (54,385)
      Dynatec equity (deficit)           (50,202)

          On January 12, 1996, WiTec International, L.L.C., (WiTec) a Utah limited liability company was formed for the purpose of manufacturing and marketing consumer products including headsets, amplifiers and other phone accessories. Initial members of WiTec include Dynatec International,

          Inc. and Muito Bem Ltd. (The Dynatec Group) and Weiser
          Telecommunications, Inc. and Margaret Weiser (the Weiser Group). The president of the Company is the beneficial owner of Muito Bem Ltd.

          Dynatec holds a forty eight percent (48%) profit or loss interest in WiTec. At March 31, 1996 Dynatec's share of the WiTec loss was $50,202. As of March 31, 1996 the Company had loaned cash to WiTec in the amount of $110,000 and had paid expenses on its behalf of $22,686. Dynatec also has accrued $16,667 in consulting income due from WiTec pursuant to a contract providing the Company with a $200,000 per year consulting contract from WiTec. The amounts owed to Dynatec at March 31, 1996 under the agreements mentioned above totalled $149,352.

          WiTec may be merged into Dynatec, at Dynatec's option, after the conclusion of calendar year 1997 in order to take advantage of Dynatec's banking relationships and credit lines, and to facilitate raising capital in the public markets.

NOTE 12 - RELATED PARTY TRANSACTIONS
          The Company's subsidiary, Softalk, Inc. maintains a royalty agreement for patent and trade-mark rights on telephone accessories from WAC Research, a Utah corporation. Don Wood, CEO and director of the Company is the beneficial owner of one-half of WAC Research. Prepaid royalties owed to the Company amounted to $71,555 at March 31, 1996.

          During the first three months of calendar year 1995 the Company paid the personal credit card bills for a member of the Board of Directors. The amount is generally paid back to the Company the next month. At March 31, 1995 the amount owed to the company was $10,896. The Company discontinued this practice in 1996.

          During 1995, the Company sold all rights and interest in various products to WAC Research for $150,000 in the form of a demand note bearing 8% interest. The entire balance of the note along with accrued interest of $2,000 remains outstanding at March 31, 1996.

          As part of the transaction, inventory was sold at cost for $38,441 at June 30, 1995. Sales of these products and purchases of additional inventory by WAC Research are performed through the Company and the outstanding receivable is adjusted as required. The outstanding receivable due from WAC Research at March 31, 1996 is $13,362.

          At March 31, 1996, WAC Research owed the Company $55,298 for travel and various other expenses paid by the Company on behalf of WAC Research.

NOTE 13 - ROYALTIES
          The following is a summary of royalties for the three month periods ended March 31, 1996 and 1995.

                                   TERMS               1996       1995
                              ---------------        -------    -------
WAC Research
  Telephone accessories       5% of net sales.       $39,983    $43,496

  Hardware products               (Same)               2,613      1,686

Other Entities
  Hardware products           1% of net sales          4,894     11,652
  Hardware products          10% of net sales          9,486      7,886
  Miscellaneous products                                 (83)       (47)
                                                     -------    -------
                                                     $56,893    $64,673
                                                     -------    -------
                                                     -------    -------


NOTE 14 - FINANCIAL INSTRUMENTS
          OFF-BALANCE SHEET RISK
          Letters of credit are issued by the Company during the ordinary course of business through their bank as required by certain vendor contracts. As of March 31, 1996, the Company had outstanding letters of credit in the amount of $60,620 for the future purchases of inventory.

          CONCENTRATIONS OF CREDIT RISK
          Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company provides credit to its customers in the normal course of business. However, the Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. Concentration of credit risk with respect to trade receivables is limited due to the Company's large number of customers and their dispersion across many geographies. The Company places its temporary cash investments with high quality financial institutions. At times such investments may be excess of the FDIC insurance limit.

NOTE 15 - SEGMENT REPORTING
          A summary of information about the Company's operations by segment follows:
                                                  MARCH 31         MARCH 31
                                                    1996             1995
                                                 ----------       ---------
           Revenues:
             Telephone accessories               $1,265,645       $1,314,644
             Hardware products                      744,368          566,798
             Batteries                               44,628          173,377
             Other segments                         110,150           74,992
                                                 ----------       ----------
               Total                             $2,164,791       $2,129,811
                                                 ----------       ----------
                                                 ----------       ----------
           Operating income (loss):
             Telephone accessories               $  (20,851)      $   89,053
             Hardware products                      (12,016)         (63,347)
             Batteries                                 (707)         (41,520)
             Other segments                          (1,767)         (43,074)
                                                 ----------       ----------
               Total                             $  (35,341)      $  (58,888)
                                                 ----------       ----------
                                                 ----------       ----------
           Identifiable assets:
             Telephone accessories               $5,720,159       $3,347,622
             Hardware products                      453,255          547,589
             Batteries                               34,064          519,024
             Other segments                          64,538          119,359
                                                 ----------       ----------
               Total                             $6,272,016       $4,533,594
                                                 ----------       ----------
                                                 ----------       ----------
           Depreciation and amortization:
             Telephone accessories               $   56,140       $   48,371
             Hardware products                       32,351           22,619
             Batteries                                1,903            8,288
             Other segments                           4,757            2,983
                                                 ----------       ----------
               Total                             $   95,151       $   82,261
                                                 ----------       ----------
                                                 ----------       ----------
           Capital expenditures:
             Telephone accessories               $   21,698       $    1,333
             Hardware products                        7,154           15,750
             Batteries                                  -              2,341
             Other segments                             -             99,901
                                                 ----------       ----------
               Total                             $   28,852       $  119,325
                                                 ----------       ----------
                                                 ----------       ----------

                                                           Schedule 1

                          DYNATEC INTERNATIONAL, INC.
                     UNAUDITED CONSOLIDATED COST OF SALES
           For the Three Month periods ended March 31, 1996 and 1995


                                             THREE MONTHS ENDED
                                         -------------------------
                                           MARCH 31       MARCH 31
                                             1996           1995
                                         ----------     ----------
COST OF SALES - PRODUCTS

  Beginning inventory finished           $  866,690    $   999,712
  Cost of goods manufactured
   (Schedule 2)                           1,294,365      1,290,102
Amortization                                 25,317         22,432
  Less ending inv.-finished                (907,512)    (1,025,330)
                                         ----------     ----------
TOTAL COST OF SALES-PRODUCT              $1,278,860    $ 1,286,916
                                         ----------    -----------
                                         ----------    -----------


















The accompanying notes are an integral part of these financial statements.

                                                                 Schedule 2

                          DYNATEC INTERNATIONAL, INC.
               UNAUDITED CONSOLIDATED COST OF GOODS MANUFACTURED
           For the Three month periods ended March 31, 1996 and 1995


                                             THREE MONTHS ENDED
                                         -------------------------
                                           MARCH 31       MARCH 31
                                             1996           1995
                                         ----------     ----------
COST OF GOODS MANUFACTURED
  Beginning inventory-raw                $  390,490     $  281,369
  Materials - raw                         1,015,133        985,784
  Freight in                                 61,207         40,611
  Depreciation                               47,069         40,799
  Labor                                     137,825        225,813
  Repairs & maintenance                       6,994          6,512
  Miscellaneous - direct                     15,597         15,876
 Less: ending inventory-raw                (379,950)      (306,662)
                                         ----------     ----------
TOTAL COST OF GOODS
  MANUFACTURED                           $1,294,365     $1,290,102
                                         ----------     ----------
                                         ----------     ----------















The accompanying notes are an integral part of these financial statements.

                                                                Schedule 3

                          DYNATEC INTERNATIONAL, INC.
                        UNAUDITED CONSOLIDATED EXPENSES
           For the Three month periods ended March 31, 1996 and 1995

                                             THREE MONTHS ENDED
                                         -------------------------
                                           MARCH 31       MARCH 31
                                             1996           1995
                                         ----------     ----------
SELLING EXPENSES
    Advertising                           $ 34,895       $ 32,500
    Commissions                            133,394        120,011
    Depreciation - selling                  12,230         11,632
    Freight out                             89,236         96,575
    Miscellaneous                            1,208          6,668
    Promotions & Literature                 41,384         24,565
    Salaries-sales                         115,145         95,869
    Travel & entertainment                  45,296         55,433
                                          --------       --------
              TOTAL SELLING EXPENSES      $472,788       $443,253
                                          --------       --------
                                          --------       --------
GENERAL & ADMINISTRATIVE EXPENSES
    Corporate expense                     $ 46,376       $ 48,069
    Depreciation & amortization office      10,535          7,397
    Insurance                               46,782         48,111
    Legal & accounting                      35,308         25,518
    Miscellaneous                            4,308          5,703
    Office Expense                          23,385         30,278
    Payroll Taxes                           45,156         43,996
    Rent                                    35,165         33,308
    Salaries-office & officers             100,291        114,269
    Taxes                                    2,902          4,526
    Telephone                               12,614         13,205
    Utilities                               12,769         13,477
                                          --------       --------
              TOTAL GENERAL &
                  ADMIN EXPENSE           $375,591       $387,857
                                          --------       --------
                                          --------       --------


The accompanying notes are an integral part of these financial statements.